Exhibit 10.33
October 26, 2007
Joseph Bronson
6838 Rockview Ct.
San Jose, CA 95120

Re:	Advisory Services Agreement
Dear Joe:
     We are pleased that you will continue working with Advanced Energy Industries, Inc. (the “Company”) following your resignation from the Board of Directors of the Company. Pursuant to this letter agreement (“Agreement”), you are hereby engaged (effective immediately upon your resignation from the Board of Directors) as an advisor to the Chief Executive Officer. In such capacity, you will provide advisory services to the Company, as and when reasonably requested by the Chief Executive Officer, which services may include advice and support in respect of:
➢	public company governance matters
➢	presentations to and other communications with the Board of Directors
➢	management of the Executive Leadership Team
     You will provide, and the Chief Executive Officer will request you to provide, a minimum of 25 hours of services under this Agreement per calendar quarter, but you will not be required by the Company to provide more than 50 hours of such services in any calendar quarter.
     You will not receive any cash compensation, nor will you be granted any stock options, restricted stock units or other equity awards, for your service. You will, however, be entitled to reimbursement of expenses reasonably incurred by you in the fulfillment of your duties hereunder, in accordance with the expense reimbursement policies and practices of the Company. In addition, the stock options and restricted stock units that you currently hold, as set forth in Attachment A hereto, will continue to vest and be exercisable in accordance with their terms, so long as your Service (within the meaning of the plan under which such equity awards were granted) with the Company continues.

Joseph Bronson
October 26, 2007

     You shall be an independent contractor, not an employee, of the Company. Accordingly, you shall not be entitled to any benefits accorded to the Company’s employees. Under no circumstances shall you look to the Company as, or represent to any person that the Company is, your employer, partner, agent or principal. Nothing in this Agreement shall be construed to authorize you to act on behalf of the Company or to bind the Company to or under any obligation, agreement or arrangement.
     This Agreement may be terminated by you or the Company, for any reason or no reason, upon 30 days’ prior written notice of termination to the other party. Neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated by either party. This Agreement shall not be binding upon any successor to the Company, unless you and the Company (or the successor to the Company) otherwise agree in writing.
     This Agreement constitutes the entire agreement between you and the Company in respect of the subject matters hereof and may not be amended, except by a written instrument executed and delivered by both you and the Company.
     I look forward to building this new relationship with you.

Very truly yours, Hans Betz Chief Executive Officer